As filed with the Securities and Exchange Commission on February 23, 2016

Registration No. 333-165005

Registration No. 333-133018

Registration No. 333-161544

Registration No. 333-119431

Registration No. 333-112759

Registration No. 333-104305

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-3

Registration Statement No. 333-165005

Post-Effective Amendment No. 1 to Form S-3

Registration Statement No. 333-133018

Post-Effective Amendment No. 1 to Form S-3

Registration Statement No. 333-161544

Post-Effective Amendment No. 1 to Form S-3

Registration Statement No. 333-119431

Post-Effective Amendment No. 1 to Form S-3

Registration Statement No. 333-112759

Post-Effective Amendment No. 1 to Form S-3

Registration Statement No. 333-104305

Under

the securities act of 1933

TELECOMMUNICATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1526369
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

275 West Street

Annapolis, Maryland 21401

(410) 263-7616

(Address, including zip code, and telephone
number, including area code, of Registrant’s
principal executive offices)

Maurice B. Tosé

President and Chief Executive Officer

TeleCommunication Systems, Inc.

275 West Street

Annapolis, Maryland 21401

(410) 263-7616

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wm. David Chalk, Esq.

DLA Piper LLP (US)

6225 Smith Avenue

Baltimore, Maryland 21209

(410) 580-4120

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 to the Registration Statements on Form S-3 relate to the following Registration Statements of TeleCommunication Systems, Inc., a Maryland corporation (the “Registrant”), on Form S-3 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-165005, pertaining to the registration of 2,236,258 shares of the Registrant’s Class A common stock, par value $0.01 per share (“Common Stock”) of the Company, as filed with the SEC on February 22, 2010

•	Registration Statement No. 333-161544, pertaining the offer and sale of up to $150,000,000 aggregate dollar amount of Common stock, preferred stock, debt securities, warrants to purchase Common Stock, preferred stock or debt securities, or any combination of the foregoing, as filed with the SEC on August 25, 2009 and amended as of September 24, 2009

•	Registration Statement No. 333-133018, pertaining to the registration of 1,750,002 shares of Common Stock, as filed with the SEC on April 5, 2006 and amended as of May 10, 2006 and June 13, 2006

•	Registration Statement No. 333-119431, pertaining to the registration of 2,500,000 shares of Common Stock, as filed with the SEC on October 1, 2004 and amended as of October 1, 2004, November 16, 2004 and December 8, 2004

•	Registration Statement No. 333-112759, pertaining to the registration of 7,575,745 shares of Common Stock, as filed with the SEC on February 12, 2004 and amended as of April 9, 2004

•	Registration Statement No. 333-104305, pertaining to the registration of 232,210 shares of Common Stock, as filed with the SEC on April 4, 2003

Pursuant to the Agreement and Plan of Merger, dated as of November 22, 2015, by and among the Registrant, Comtech Telecommunications Corp. and Typhoon Acquisition Corp. (“Merger Sub”), on February 23, 2016, Merger Sub was merged with and into the Registrant (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statements, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments No. 1 to the Registration Statements on Form S-3 and has duly caused these Post-Effective Amendments No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Anne Arundel, State of Maryland, on February 23, 2016.

TELECOMMUNICATION SYSTEMS, INC.

By:	/s/ Maurice B. Tosé
Name:	Maurice B. Tosé
Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.